                          NOVATEK INTERNATIONAL, INC.
                           9% CONVERTIBLE DEBENTURE
                              DUE JANUARY 1, 2001


$36,000,000                                                  February 29, 1996
                                                             Debenture No. ___


     FOR VALUE RECEIVED, NOVATEK INTERNATIONAL, INC., a Colorado corporation (the "Company"), hereby promises to pay to NEW ENGLAND DIAGNOSTICS, INC., or registered assigns ("Holder"), the principal sum of THIRTY SIX MILLION DOLLARS ($36,000,000.00) on January 1, 2001 (herein called the "Payment Date"), plus interest on said principal sum calculated at the rate of nine percent (9%) per annum, from the date hereof until payment of said principal sum has been made or duly provided for. The principal and interest payable hereunder will be paid on the Payment Date to the person in whose name this Debenture is registered with the Company at the Payment Date. The principal of and interest on this Debenture are payable at the offices of the Company in _________________; provided, that principal and interest may be paid, at the option of the Company, by check mailed to the person entitled thereto at his or its address last appearing on the Company records.

     The principal amount of this Debenture, together with interest thereon and all other sums due pursuant to this Debenture shall be due and payable as follows:

          (a) On March 31, June 30, September 30, and December 31 of each calendar year, commencing March 31, 1996, the Company shall pay the amount of interest accrued on the unpaid principal balance of this Debenture to the Holder; and

          (b) Within seventy-five days after the expiration of each calendar year hereafter, commencing with the expiration of 1996, the Board of Directors of the Company shall calculate the annual net operating income of the Company after taxes ("Net Operating Income") as of the end of the immediately preceding calendar year in accordance with generally applicable accounting practices, applied in a manner consistent with the Company's past accounting practices.

          (c) Provided the annual Net Operating Income of the Company for the immediately preceding calendar year exceeds $4,000,000 as determined in such calculation, within thirty (30) days after each such calculation is made, the Company shall make an annual principal payment hereunder equal to the amount by which the annual Net Operating Income for the preceding year exceeds $4,000,000.

          (d) To the extent not sooner paid or satisfied, on the Payment Date of January 1, 2001, the Company shall make a final


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payment of all outstanding principal together with all accrued and unpaid interest hereunder.

     The Holder is entitled, at its option and at any time prior to 5:00 p.m. eastern time on the Payment Date, to convert the principal amount of this Debenture or any portion of the principal amount hereof into up to 7,200,000 shares of unregistered Common Stock of the Company, at the "Conversion Price" equal to the lesser of (i) $5.00 of the principal amount of this Debenture then outstanding for each share of Common Stock, or (ii) the NASDAQ bid price (based on the closing price) of the Company's Common Stock on the Conversion
Date (defined below).   As to conversion of the entire principal balance
due hereunder, in the event that shares of the Company's Common Stock do not trade at a bid price of at least $5.00 per share on the Conversion Date, then, upon conversion of the entire balance hereunder the Company shall issue to Holder additional shares of the Company's unregistered Common Stock to the extent necessary to result in a total valuation of Common Stock issued hereunder of $36,000,000 when such Conversion Date closing bid price is multiplied by the number of total shares of Common Stock issued to Holder. The Conversion Price is subject to such additional adjustments, if any, as may be required by the provisions of this Debenture.

     The Holder's election to convert all or a portion of the principal hereof into Common Stock shall be effectuated upon surrender of the original of this instrument to the Company at its office or agency in Colorado, with written notice to the Company that the Holder elects to convert this Debenture or a specified portion hereof, for the Conversion Price, specifying the name or names in which the shares of Common Stock deliverable upon such conversion shall be registered, with the address and taxpayer identification number of such persons. The "Conversion Date" shall be the Business Day on which the Company receives this instrument together with Holder's written notice as provided above, or if such receipt occurs on
other than a Business Day, then on the next following Business Day.   A
Business Day shall be a day on which trading takes place on NASDAQ. The Conversion Price shall be determined as of the close of trading on the Conversion Date.

     After thirty (30) days prior written notice to the Holder, the Company may prepay the balance evidenced hereunder at any time without penalty. Within the thirty (30) day notice period prior to the date of prepayment, the Holder may elect to convert the balance of this Debenture, or the portion hereof being prepaid (if less than the entire balance), into the Company's Common Stock based on the Conversion Price.

     If the Holder elects to convert less than the total principal amount outstanding hereunder on a Conversion Date, the Company shall issue a replacement Debenture to the Holder on the same terms as this instrument but evidencing the reduced, remaining principal balance hereunder after allowance for the conversion of a portion


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of the original principal balance hereof, and after allowance for other principal reductions or prepayments made hereunder.

     Subject to the Holder's and the Company's mutual agreement as to conversion price and terms, Holder may propose to the Company that Holder convert the principal balance hereof into shares of the Company's Preferred Stock instead of Common Stock. The Company's and Holder's failure to reach mutual agreement as to the terms of such conversion into Preferred Stock shall not cause a waiver of Holder's conversion rights otherwise provided for herein with respect to Common Stock.

     As provided below, the Conversion Price is subject to adjustment in certain events ("Conversion Price Adjustments"). Subject to the foregoing, no Conversion Price Adjustment is to be made upon any conversion for
dividends on securities or for interest accrued hereon.   No fractions of
shares or scrip representing fractions of shares will be issued on conversion, but an adjustment in cash based on the Conversion Price will be made for any fractional interest.

     If, at any time subsequent to the date hereof but prior to January 1, 2002, Holder (among other parties) requests that the Company file a registration statement under the Securities Act of 1933 (the "Act") covering all or any of the Company's Common Stock then held or thereafter acquired by (among other parties) Holder, the Company (1) will promptly notify Holder that such registration statement will be filed and that, among other shares, the Company's unregistered Common Stock which are then held or may thereafter be acquired upon the conversion of this Debenture by the Holder will be included in such registration statement, (2) will cause such registration statement to cover all Common Stock which it has been so requested to include by Holder or other parties holding registration rights,
(3) will use its best efforts to cause such registration statement to become effective as soon as practicable, and (4) will take all other action reasonably necessary under any federal or state law or regulation of any governmental authority to permit all Common Stock which it has been so requested to include in such registration statement to be sold or otherwise disposed of, and will maintain for nine months such compliance with each such federal and state law and regulation of any governmental authority for Holder and other shareholders to effect a proposed sale or other disposition; provided, however, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not so qualified or to take any action that would subject it to tax or to service of process in any
jurisdiction where it is not subject thereto.   Notwithstanding anything
contained herein or in any other agreement to the contrary, the Company shall have no obligation to register its Common Stock as provided herein more than twice.

     The Company further agrees that if at any time subsequent to January 1, 1996, but prior to January 1, 2002, the Board of


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Directors of the Company shall authorize the filing of a registration statement (any such registration statement being hereinafter called a "Subsequent Registration Statement") under the Act in connection with the proposed offer of any of its securities by it or any of its shareholders, the Company (A) will promptly notify Holder and other shareholders that such Subsequent Registration Statement will be filed and that the Company's Common Stock then held or which thereafter may be acquired upon the exercise of the conversion right contained in this Debenture by Holder will, at Holder's request received within twenty (20) days of such notice, be included in such Subsequent Registration Statement, (B) will use its best efforts to cause such Subsequent Registration Statement to become effective as soon as practicable, and (C) will take all other action reasonably necessary under any federal or state law or regulation of any governmental authority to permit all Common Stock which it has been so requested to include in such Subsequent Registration Statement to be sold or otherwise disposed of, and will maintain for nine months such compliance with each such federal and state law and regulation of any governmental authority for Holder to effect a
proposed sale or other disposition.   Notwithstanding the above, the
registration rights provided herein will not apply to a Subsequent Registration Statement filed by the Company relating solely to: (i) securities to be issued by the Company in connection with the acquisition of stock or assets of another corporation, or the merger or consolidation of another corporation by or with the Company, or (ii) securities to be offered to officers or employees of the Company, and each registration right shall be subject to then existing market conditions and the consent of the underwriters, if any. Notwithstanding anything contained herein to the contrary, the right of Holder to be included in such Subsequent Registration
Statement may not be exercised more than five (5) times.   In no event
shall the Company be obligated to qualify to do business in any jurisdiction where it is not so qualified or to take any action that would subject it to tax or the service of process in any state where it is not subject thereto.

     Whenever the Company is required pursuant to the provisions of this Debenture to use its best efforts to take action pursuant to any federal or state law or regulation of governmental authority to permit the sale or other disposition of Company Common Stock which are then held or which thereafter may be acquired upon the exercise of the conversion rights contained in this Debenture, the Company shall (x) furnish each holder of any Company Common Stock and each underwriter of such Common Stock with copies of the Prospectus, including the preliminary prospectus, conforming to the Act (and such other documents as each such holder or each such underwriter may reasonably request) in order to facilitate the sale or distribution of the Common Stock, (y) use its best efforts to register or qualify the Common Stock covered by the registration statement or post-effective amendment, as the case may be, under the blue sky laws (to the extent applicable) of such jurisdiction or jurisdictions as Holder or other shareholders and each


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underwriter shall have reasonably requested; provided, however, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not so qualified or to take any action that would subject it to tax or the service of process in any state where it is not subject thereto.

     The Company shall pay all expenses, disbursements and fees (including, but not limited to, printing costs, filing fees, underwriting discounts or commissions, other underwriting expenses, transfer taxes, and legal and accounting fees incurred of a Registration or a Subsequent Registration pursuant to the terms hereof; except, however, Holder or any shareholders shall pay all brokerage commissions relating to the sale or exchange of their Common Stock.

     In the case of (A) any reclassification or any change in the outstanding shares of the Common Stock issuable upon conversion of this Debenture (other than a change in par value, or from par value to no par value, or from no par value to par value) or as a result of a subdivision or combination of such shares, (B) any consolidation or merger of the Company with or into another corporation, or (C) any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Holder shall have the right thereafter to convert this Debenture into the kind and amount of shares of stock and other securities and property receivable by the Company or its successor upon such reclassification, change, sale or conveyance, which conversion shall result in Holder's being issued the number of shares of Common Stock of the Company (or its successor) into which this Debenture might have been converted immediately prior to such reclassification, change, sale or conveyance. The same shall apply to successive reclassifications and changes of shares of the Common Stock and to successive consolidations, mergers, sales or conveyances.  The
Conversion Price shall also be subject to adjustment if the shares of Common Stock of the Company are subdivided or combined. If the Company subdivides its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced; conversely, if the outstanding shares of Common Stock of the Company are combined into a smaller number of shares the Conversion Price in effect immediately prior to such combination shall be
proportionately increased.   The Conversion Price of this Debenture
shall also be subject to adjustment if the Company at any time prior to conversion of this Debenture shall sell shares of Common Stock or securities convertible into Common Stock for a price per share less than the Conversion Price at such time. The Company, however, shall not be required to give effect of any adjustment in the Conversion Price unless and until the net effect of one or more adjustments shall have resulted in a change of the Conversion Price of at least $.10. When the cumulative net effect of more than one adjustment so determined shall be to change the actual Conversion Price by at


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least $.l0, such effect in the actual Conversion Price shall thereupon be given effect.

     If any payment of interest or principal is not paid when due, or if the Company breaches or defaults in the performance of any of its obligations hereunder, the Holder may, at its option, declare the entire principal sum hereof, together with all accrued interest, to be immediately due and payable; and Holder shall be entitled to pursue any and all rights and remedies provided by applicable law or in equity, all of which shall be cumulative and may be exercised successively or concurrently at the sole discretion of Holder. Without limiting the foregoing, in the event Holder elects to convert this Debenture into shares of Common Stock as provided above, and the Company fails to consummate such conversion, in addition to other rights and remedies available to Holder, Holder shall have the right to injunctive relief and to specific enforcement of the terms hereof. No delay in exercising or failure to exercise any rights or remedies to which Holder may be entitled upon a default hereunder shall constitute a waiver of any of Holder's rights or remedies, nor shall any single or partial exercise of any right or remedy by Holder preclude any other or further exercise of that or any other right or remedy. The Company agrees to pay Holder, on demand, reasonable attorneys' and paralegals' fees and expenses for the services of counsel employed after default to collect the sums evidenced by this Debenture.

     If this Debenture is not timely paid as provided above, from and after default and until paid in full, the outstanding principal of this Debenture shall bear interest at the highest rate of interest allowable under applicable law. Holder and the Company intend to comply at all times with applicable usury laws, and nothing herein contained, nor any transaction related hereto, shall be construed or so operate to require the Company or any other person liable for repayment of this Debenture, to pay interest at a greater rate than the maximum rate of interest allowable under law.

     Time is of the essence for the performance and observance of each requirement and obligation of the Company under this Debenture.

     The Company and each surety, guarantor or co-maker waives demand, presentment for payment, notice of nonpayment, protest, notice of protest, dishonor, default, acceleration, maturity, compromise, settlement, extension, and all other notices, and diligence in collecting this Debenture.

     In the event any one or more of the provisions contained in this Debenture shall for any reason be held to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provisions shall not affect any other provision of this Debenture, and this Debenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.


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      This Debenture is to be construed by and enforced in accordance with the laws of the State of Colorado, exclusive of its choice of laws principles.

     THE COMPANY AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DEBENTURE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER
VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.   THIS PROVISION IS A MATERIAL
INDUCEMENT FOR THE PARTIES' EXECUTION, DELIVERY AND ACCEPTANCE OF THIS
DEBENTURE.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, attested to and delivered under its corporate seal as of February 29, 1996.


                                        NOVATEK INTERNATIONAL, INC. a
                                        Colorado corporation



                                        By /s/ Frank J. Cooney
                                           ------------------------------
                                           President


ATTEST:

By /s/ Lionel Rolle
   ---------------------------
   Witness

   /s/ Matt Allen
   ---------------------------
   Witness

   Rev. Dr. Stanley B. Pinder, J.P.

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